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                                                                Exhibit 99(b)(2)
Ref: CLL/MTL(C) 9/98/PAB/




The Directors
Bodycote International PLC
Hulley Road
Macclesfield
Cheshire
SK10 2SG


8th December 00



Dear Sirs

Barclays Bank PLC (the "BANK") is pleased to offer to provide a medium term loan facility of up to US$17,500,000 (Seventeen million five hundred thousand Dollars) to Bodycote International PLC (the "BORROWER") for a term of five years, subject to the terms and conditions set out below. Capitalised words used below shall have the meanings given to them in clause 18 below and elsewhere in this Facility Letter.

1.       Purpose

         The Facility is to be utilised for general corporate purposes, including to assist the Borrower with financing acquisitions.

2.       Offer Period

         This offer is available to the Borrower for acceptance until the date falling one month from the date of this Facility Letter after which date the offer will lapse unless extended in writing by the Bank. Acceptance is to be signified as stated in clause 22 below.

3.       Drawdown

3.1 Subject to fulfilment of the conditions set out in clause 19 below, the Borrower may request an Advance under the Facility in the full amount of the Facility on any Business Day on or before the date falling seven months from the date of this Facility Letter, after which date the Bank's commitment to provide the Facility shall lapse. The Borrower shall give such officer of this branch of the Bank as the Bank may designate notice of its intention to draw not later than 10.00 a.m. on the third Business Day prior to the drawing date.

3.2 No Advance shall be made if, at the time when it is requested or is to be effected, there would be a breach of any representation and warranty set out in clause 10 below or there is a breach of any covenant set out in clause 11 below or there exists an Event of Default or a Potential Event of Default.

4.       Interest

4.1 Interest will accrue during each Interest Period for an Advance at the rate determined by the Bank to be the aggregate of (i) the Bank's margin of 0.55% per annum; (ii) the cost to the Bank of Dollar deposits (being the rate per cent per annum at which Dollar deposits are offered by the Bank in the London Interbank Market on the relevant Quotation Date in an amount and for a period comparable to such Advance and such Interest Period) and (iii) the Mandatory Cost Rate.

4.2 Each Interest Period for an Advance shall be of 3 or 6 months' duration (at the Borrower's option) or such other duration as may be applicable under this Facility Letter or mutually agreed, provided that:

         (a) if the Borrower fails to give notice of its selection in accordance with clause 4.3, the duration of such Interest Period shall be three months;


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         (b)      if any Interest Period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless it would otherwise fall into the next calendar month in which event it shall end on the immediately preceding Business Day;

         (c) if any Interest Period would otherwise end less than one month before or at any time after the repayment date, it shall end on such repayment date.

4.3 The Borrower shall notify such officer of this branch of the Bank as the Bank may designate of the duration of the Interest Period selected by the Borrower by 12.00 noon at the latest two Business Days prior to the day of drawdown or rollover.

4.4 Interest will be calculated on the basis of actual days elapsed over a 360-day year (or, if market practice differs, in accordance with the normal market practice) and will be payable in arrear by the Borrower on the last Business Day of each Interest Period, except that if an Interest Period exceeds six months, interest shall be payable six-monthly in arrear and on the last Business Day of such Interest Period.

4.5 Reference to the cost of deposits and to the London Interbank Market shall, if such cost ceases to be market practice/ordinarily used by the Bank for the purpose of calculating interest on facilities of this kind or such market no longer exists in comparable form, be construed as meaning the appropriate alternative cost or source of funds as the case may be, as determined by the Bank.

5.       Change of Circumstances

5.1      In the event of:

         (a) any change in applicable law, regulation or practice resulting in the Bank being subjected to any new or additional tax, levy, duty, charge, penalty, deduction or withholding of any nature (other than tax on the Bank's overall net profits and gains), or

         (b) any existing requirements of any central bank, governmental, fiscal, monetary, regulatory or other authority in any applicable jurisdiction affecting the conduct of the Bank's business being changed or any new requirements being imposed (whether or not having the force of law), including, without limitation, any resulting from the introduction or operation of the euro and a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments, including its obligations under this Facility Letter, and the result is in the sole opinion of the Bank (directly or indirectly) to increase the cost to the Bank of funding, making available or maintaining the Facility or to reduce the amount of any payment received or receivable by the Bank or to reduce the effective return to the Bank, then the Borrower shall pay to the Bank on demand such sum as may be certified in writing by the Bank to the Borrower as necessary to compensate the Bank for such increased cost or such reduction.

5.2 The Borrower may, at any time within six weeks after the date of certification from the Bank under clause 5.1, prepay all (but not part) of the Loan, by giving not less than five Business Days' irrevocable notice to the Bank to that effect specifying the prepayment date. The Borrower shall be obliged to prepay the Loan to the Bank on such date, together with all interest accrued to the date of actual payment and all other sums due to the Bank under this Facility Letter (except for the prepayment fee referred to in clause 9.1 below. Unless prepayment is made within such period of six weeks, an amount equal to such increased cost or such reduction will be payable by the Borrower under clause 5.1 from the date of such certification.

5.3 If, at any time, the Bank determines that it is, or will become, unlawful or contrary to any directive of any agency of any country or state for it to make, fund or allow to remain outstanding an Advance and/or (ii) carry out all or any of its other obligations towards the Borrower under this Facility Letter, then, upon the Bank notifying the Borrower of such event, the Borrower shall prepay, within 30 days after the date of notification or on such earlier date (if any) as the Bank shall certify to be necessary to comply with the relevant law or directive, all Advances together with any accrued interest thereon and all other sums due to the Bank under this Facility Letter.

6.       Fee

6.1 An arrangement fee of US$17,500 will be payable by the Borrower to the Bank on the later of acceptance of this offer and the date falling one month after the date of this letter.


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6.2      A non-utilisation fee at the rate of 0.275% per annum calculated on a daily basis from the date of the Borrower's acceptance of this offer (save that no fee shall be charged in respect of the period of one month month commencing on the date of this Facility Letter) on the undrawn portion of the Facility will be payable by the Borrower to the Bank in Dollars quarterly in arrear and on the date of drawdown or on the date falling one month after the date of this Facility Letter, whichever is the earlier.

6.3 Any fee referred to in clauses 6.1 and 6.2 is exclusive of any VAT which might be chargeable in connection with that fee. If any VAT is so chargeable, it shall be paid by the Borrower to the Bank at the same time as it pays the relevant fee.

7.       Legal, Valuation and other Expenses

         Any legal and valuation fees and expenses (including documentation fees) (including any applicable VAT) and other out of pocket expenses (including any applicable VAT) incurred by the Bank in connection with the preparation, execution and implementation of this Facility Letter (and the documents referred to herein) and the enforcement and preservation by the Bank of its rights under this Facility Letter or such documents will be reimbursed by the Borrower in Sterling on demand by the Bank on a full indemnity basis (whether or not the Facility is drawn down) and may be debited to the Borrower's account with the Bank without further authority from the Borrower.

8.       Repayment

8.1      The Loan shall be repaid in full on the fifth anniversary of drawdown.

8.2 The Bank will be pleased to discuss the Borrower's future requirements shortly before the repayment date.

9.       Prepayment

9.1 Any Advance may be prepaid in whole or in part in a minimum amount or multiple of US$1,000,000, on maturity of its then current Interest Period, subject to the Bank receiving not less than seven Business Days' irrevocable written notice from the Borrower specifying the amount and date of prepayment and the Borrower obtaining any necessary governmental or other regulatory approvals. The Borrower shall pay to the Bank all interest accrued on the amount prepaid (together with a prepayment fee in Dollars at the rate of 0.05% of any amount prepaid prior to the first anniversary of drawdown and at the rate of 0.025% of any amount prepaid thereafter but prior to the second anniversary of drawdown), at the time of prepayment.

9.2 No amount prepaid shall be available for redrawing. The Borrower may not repay or prepay the Loan (or any part of it) except in accordance with the provisions of this Facility Letter.

10.      Representations and Warranties

10.1 By accepting this Facility Letter, the Borrower represents and warrants that:

         (a) it has the necessary corporate power and authority to borrow the full amount of the Facility on the terms and conditions set out in this Facility Letter and to perform and observe its obligations under this Facility Letter and the Borrower and its Subsidiaries have obtained all necessary approvals, authorisations, consents or clearances of all governmental, judicial or regulatory bodies and authorities required in connection with the execution, delivery and performance hereof and the carrying out of the transactions contemplated in this Facility Letter;

         (b) there is no law, decree or similar enactment binding on it or any Subsidiary and no provision in any corporate document, mortgage, indenture, trust deed, contract or agreement binding on it or any Subsidiary or affecting its property which would conflict with or prevent it from borrowing under the Facility, or which would prevent it from observing any of its obligations in this Facility Letter;

         (c) neither the Borrower's acceptance of this offer nor the performance by it of its obligations or the exercise of any of its rights under the terms of this Facility Letter will result in the existence of, or oblige the Borrower or any Subsidiary to create, any security interest in favour of any third party (other than the Bank) over the whole or any part of the undertaking or assets, present or future, of the Borrower or any Subsidiary and there are no subsisting mortgages, charges or other encumbrances affecting any of the undertaking, property assets or revenues of the Borrower or any Subsidiary;



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         (d)      neither the Borrower nor any Subsidiary is in breach of any of the limits or restrictions or obligations imposed by any other agreement or instrument and no Event of Default or Potential Event of Default has occurred and is continuing;

         (e) to the best of the Borrower's knowledge, information and belief, having made all reasonable enquiries, there are no legal or other proceedings pending or threatened before any court, tribunal, commission or other regulatory authority involving the Borrower or any Subsidiary which (if adversely determined) could have a material adverse effect on the financial condition or business operations of the Borrower or any Subsidiary;

         (f) since the date to which the latest audited [consolidated] accounts available to the Bank were prepared, neither the Borrower nor any Subsidiary has incurred (save in the ordinary course of trading) any liability (actual or contingent) which is substantial in relation to the Borrower or to the Borrower and its Subsidiaries taken as a whole;

         (g) all factual or financial information provided by or on the Borrower's behalf to the Bank for the purpose of obtaining the Facility was true, complete and accurate in all material respects at the time it was provided and all forecasts and opinions provided to the Bank for such purpose were honestly made on reasonable grounds after careful enquiry by the Borrower and the most recent accounts provided by the Borrower pursuant to clause 12.1(a) below were prepared in accordance with the Companies Act 1985 and give a true and fair view of the state of affairs of the Borrower together with its Subsidiaries and disclose all liabilities and unrealised or expected losses of the Borrower and its Subsidiaries;

         (h) there has been no material adverse change in the financial condition of the Borrower or any Subsidiary between the date to which the latest audited consolidated accounts available to the Bank were prepared and the date on which this warranty is given or deemed to be given which could materially affect the Borrower's ability to perform its obligations under this Facility Letter.

10.2 The Borrower shall be deemed to repeat the representations and warranties contained in clause 10.1 on each occasion when an Advance is drawn down or rolled over (and in any event at intervals not exceeding six months) by reference to the circumstances then existing.

11.      Covenants

11.1 By accepting this Facility Letter, the Borrower undertakes for so long as any liability remains outstanding under this Facility Letter that, save with the prior written consent of the Bank:

         (a) neither the Borrower nor any Subsidiary will create or agree to create or permit to subsist (other than to the Bank) any Encumbrance on the whole or any part of its undertaking, property, assets or revenues, present or future, including uncalled capital, save that this restriction will not be breached by any of the following:

                  (i) the continuance of existing Encumbrances full details of which have been disclosed to the Bank in writing prior to the date of this Facility Letter, provided that the principal amount outstanding and secured by any such Encumbrance is not at any time increased;

                  (ii) the acquisition, after the date of this Facility Letter, of companies and/or properties or assets having or being subject to existing secured borrowings, provided that the principal amount for which such Encumbrance was originally given is not at any time increased;

                  (iii) Encumbrances existing in the ordinary course of trading activities between any member of the Group and its respective suppliers of customers;

                  (iv) rights of set-off arising by operation of law or by contract by virtue of the provision to any member of the Group of banking facilities or overdraft facilities;

                 (v) any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on its standard terms and the goods in question are supplied on credit;

                (vi) Encumbrances (except for Encumbrances expressed to be created as a floating charge) arising under finance leases, hire purchase, conditional sale agreements or other agreements for the

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                           acquisition of assets on deferred payment terms and
                           only to the extent such Encumbrances are granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

               (vii) Encumbrances over goods and documents of title to goods entered into in the ordinary course of trade to secure the purchase price of such goods or loans to finance such purchase price;

         (b) the Borrower shall maintain and procure that each of its Subsidiaries maintains adequate insurance on and in relation to its business and assets with reputable underwriters or insurance companies against such risks to the extent usual for persons carrying on a business such as that carried on by the Borrower or (as the case may be) such Subsidiary and such other risks as the Bank may from time to time reasonably require;

         (c) the Borrower will forthwith, upon becoming aware of it, inform the Bank of any material litigation, arbitration or administration proceeding pending or, to the best of its knowledge, information and belief, threatened against the Borrower or any Subsidiary;

         (d) the Borrower will forthwith, upon becoming aware of it, inform the Bank of the occurrence of any Event of Default or Potential Event of Default and also inform the Bank of any steps taken or proposed to be taken to remedy or mitigate the effect of any such event;

         (e) the Borrower will provide the Bank promptly with copies of all Stock Exchange announcements or general press releases issued by the Borrower in connection with the acquisition or formation of any new Subsidiary, or of any non-trading Subsidiary commencing to trade or acquiring assets;

         (f) the Borrower's obligations under this Facility Letter shall at all times rank at least pari passu with all other present and future unsecured and unsubordinated indebtedness of the Borrower, except for any liabilities which would be accorded preferential ranking by statute in a winding-up or which are secured by a security interest arising by retention of title to goods in the ordinary course of trading;

         (g) the Borrower will not make, and will procure that none of its Subsidiaries will make, any material change in the scope or nature of its business.

11.2 By accepting this Facility Letter, the Borrower undertakes for so long as any liability remains outstanding hereunder that, save with the prior written consent of the Bank:

         (a) Consolidated Gross Borrowings less Consolidated Total Cash shall not at any time exceed 100% of Consolidated Net Tangible Assets;

         (b) Consolidated Total Operating Profit for each Relevant Period shall exceed three times Consolidated Gross Financing Costs for such Relevant Period;

         (c) Consolidated Net Tangible Assets shall at all times exceed(pound)190,000,000.

          For the purposes of this clause:

          "CASH EQUIVALENTS" means:

          (i) to the extent that such obligations mature within twelve months of the time of acquisition thereof, or are marked to market by the holder thereof on at least a monthly basis, direct or indirect publicly traded obligations of, or obligations unconditionally guaranteed in full by, (1) the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction, or (2) an agency of any jurisdiction which is backed by the full faith and credit of the United Kingdom or the United States of America, or, to the extent that such obligations are accorded the highest rating of an internationally recognised rating service then in the business of rating government obligations, any other jurisdiction;

          (ii) debt obligations which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are, at the time of any determination hereunder, accorded a rating of A, or

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                  better, by Standard & Poor's Ratings Group or A, or better, by
                  Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

          (iii) commercial paper with a maturity of twelve months or less which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime-1, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

          (iv) certificates of deposit which are readily marketable and marked to market at least monthly, or mature within twelve months of the time of acquisition thereof and which, in either case, are issued buy financial institution which is (1) located in the United Kingdom, the United States of America, or any jurisdiction which permits the cash evidence by certificates of deposit to be freely remitted to the United Kingdom or the United States of America, and (2) has (or is a subsidiary of a financial institution holding company which has) outstanding unsecured short-term indebtedness, which, at the time of any determination hereunder, is accorded a rating of A-1, or better, by Standard & Poor's Ratings Group or Prime -1, or better by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing);

          (v) marketable obligations maturing within twelve months of the time of acquisition thereof of any state, territory or possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia; which obligations, at the time of any determination hereunder, are accorded a rating of A, or better, by Standard & Poor's Rating Group or A2, or better, by Moody's Investors Service, Inc. (or an equivalent rating by another recognised credit rating agency of similar standing); and

          (vi) deposits made with the Commissioners of Inland Revenue in respect of which Certificates of Tax Deposit have been issued by Her Majesty's Treasury;

         "CONSOLIDATED GROSS BORROWINGS" means all indebtedness incurred in respect of borrowed money (together with any fixed premium on repayment) of the Group and shall be deemed to include (without limitation):

         (i) the capitalised value of obligations under any hire purchase agreements and finance leasing agreements (as determined in accordance with applicable accounting standards);

         (ii) indebtedness evidenced by bonds, debentures, loan stock, notes, commercial paper or similar instruments;

         (iii) the nominal amount of any share capital expressed to be redeemable;

         (iv) indebtedness (including contingent liabilities) arising under or by virtue of (A) acceptance credits, (B) debt factoring, invoice or bill discounting or note purchase facilities (save to the extent that there is no right of recourse against any member of the Group), (C) deferred payment for assets or services (other than normal trade credit), (D) guarantees, indemnities or other assurances against financial loss in respect of any indebtedness specified in this definition of any other person, (E) counter-indemnities in respect of letters of credit, bonds, guarantees, indemnities or similar obligations issued or created in favour of third parties and
                  (F) any other transaction having substantially the same commercial effect as any of the foregoing, including (without limitation) those where liabilities are not shown as borrowings on a balance sheet by reason of being contingent, conditional or otherwise,

         (but so that no amount shall be included or excluded more than once);

         "CONSOLIDATED GROSS FINANCING COSTS" means, in respect of any Relevant Period, all interest, acceptance commission ,payments under interest rate management arrangements (whether by way of swap, cap, collar, floor, option, forward rate agreement or otherwise) and other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised and including the interest element in hire purchase and finance leasing charges) incurred by the Group during such Relevant Period in effecting, servicing or maintaining borrowings or borrowing facilities;

         "CONSOLIDATED NET TANGIBLE ASSETS" means the aggregate of the amount paid up or credited as paid up on the issued share capital of the Borrower and the amount standing to the credit of the consolidated capital and revenue reserves (including share premium account, capital redemption reserve and profit and loss account) of the Group, but after deducting:

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         (i)      (to the extent included) goodwill (including goodwill arising on consolidation) or other intangible assets of the Group;

         (ii) (to the extent included) any reserve created by any upward revaluations of fixed assets (except for any upward revaluations of assets undertaken by an independent third party valuer in accordance with UK generally accepted accounting principles) made after the date of its most recent audited consolidated accounts of the Group as at the date of this Facility Letter and a copy of which has been delivered to the Bank;

         (iii) (to the extent included) amounts attributable to minority interests and deferred taxation;

         (iv)     any debit balance on profit and loss account of the Group,

         (but so that no amount shall be included or excluded more than once);

         "CONSOLIDATED TOTAL CASH" means the aggregate of:

         (i) credit balances on any account with any bank, building society or other financial institution and whether on current, deposit or term deposit account (provided such credit balance is payable on demand or not later than twelve months following demand) which are freely available to any member of the Group and freely transferable to the UK; and

         (ii)     cash in hand beneficially owned by any member of the Group;and

         (iii) the aggregate of all cash equivilents held by any member of the group at that time.

         "CONSOLIDATED TOTAL OPERATING PROFIT" means, in respect of any Relevant Period, the consolidated total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations (as set out in Financial Reporting Standard No.
         3) of the Group but ignoring any exceptional items;

         "RELEVANT PERIODS" means each period of twelve months ending on the last day of a financial year of the Group and each period of six months ending on the last day of the first half of a financial year of the Group (each a "RELEVANT PERIOD").

12.      Information

12.1     The Borrower undertakes to provide to the Bank:

         (a) copies of the audited accounts (including trading and profit and loss account and balance sheet) of the Borrower and the audited consolidated accounts of the Borrower and its Subsidiaries as soon as they are available and not later than 180 days from the end of each accounting reference period together with unaudited interim financial statements of the Borrower and the unaudited consolidated interim financial statement of the Borrower and its Subsidiaries as soon as they are available after the end of each half year;

         (b) copies of any circular issued to shareholders or holders of loan capital; and

         (c) any other information which the Bank may request from time to time including the provision of an auditors' certificate of compliance in respect of the financial covenants detailed in clause 11.2 above.

12.2 In the event of the Borrower adopting any proposed change in accounting principles for the purposes of its audited consolidated accounts from those on the basis of which its most recent audited consolidated accounts as at the date of this Facility Letter were prepared, then, if the Bank is of the opinion that any such change materially affects any of the financial covenants detailed in clause 11.2 above, it shall be entitled to require such financial covenants to be amended in such manner as it may deem appropriate to reflect such change.

13.      Payments

13.1 All payments by the Borrower, whether of principal, interest or otherwise, shall be made to the Bank (or such other bank as the Bank may specify from time to time) for value on the due date by such times and in such funds as the Bank may specify as being customary at the time for settlement of transactions in the relevant currency in the place of payment, without set-off or counterclaim and free of any deduction or withholding for or on account of tax unless the Borrower is compelled by law to make such a payment subject to the deduction or withholding of tax.

13.2 If the Borrower is compelled by law to make any such deduction or withholding, or the Bank is compelled by law to make any payment in respect of tax (other than tax on overall net income), in each case from or in respect of any amount payable or paid by the Borrower hereunder, the Borrower will pay to the Bank such additional amount as is required to ensure that the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received if no such deduction, withholding or payment had been made.

13.3 All taxes required by law to be deducted or withheld by the Borrower from any amounts payable or paid hereunder shall be paid by the Borrower to the appropriate authority within the time allowed for such payment under applicable law and the Borrower shall, within 30 days of the payment being made, deliver to the Bank evidence reasonably satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.4 The Bank shall be entitled to adjust the dates for the making of payments under the Facility, and the duration of Interest Periods, where in the Bank's opinion it is necessary to do so in order to comply with the practice from time to time prevailing in the London Interbank Market or any other financial market relevant for the purposes of the Facility.

14.      Events of Default

         In the event of:

         (a) failure by the Borrower to make any repayment of principal, or payment of interest or other money, under this Facility Letter or under any other facility letter between the Bank and the Borrower, on its due date; or

         (b) a breach by the Borrower in the performance of any other obligations, covenants or undertakings under or in connection with this Facility Letter and such breach is not remedied within 10 Business Days of the earlier of the Borrower becoming aware of the same or the Borrower being notified by the Bank of the same; or

         (c) any approval, authorisation, consent or clearance which is required either to ensure that this Facility Letter is valid, binding and enforceable or to enable the obligations thereby created to be duly performed, ceasing to be in full force and effect or it becoming unlawful for the Borrower or any other person to perform all or any of its obligations under this Facility Letter or this Facility Letter not being or ceasing to be legal, valid and binding on it; or

         (d) a petition being presented, an order being made or a meeting being convened or an effective resolution being passed, for winding up the Borrower or any Subsidiary (except for the purpose of a reconstruction or amalgamation while solvent on terms previously approved in writing by the Bank), or a petition being presented or an order being made for the administration of the Borrower or any Subsidiary which, in each case, is not removed, stayed or discharged within 10 Business Days; or

         (e) an encumbrancer taking possession or an administrator, liquidator, provisional liquidator, receiver, manager, trustee, sequestrator or similar officer being appointed of all or any of the assets of the Borrower or any Subsidiary which, in each case, is not removed, stayed or discharged within 10 Business Days; or

         (f) a distress, execution, attachment or other legal process being levied, enforced or sued out against any of the assets of the Borrower or any Subsidiary and not being discharged or paid in full within five Business Days; or

         (g) the Borrower or any Subsidiary suspending payment of its debts or being unable to pay its debts as they fall due, or being deemed, under Section 123 of the Insolvency Act 1986, to be unable to pay its debts; or

         (h) the Borrower or any Subsidiary proposing or entering into a voluntary arrangement (within the meaning of Section 1 of the Insolvency Act 1986) or taking or being subjected to any proceedings under any law, or commencing negotiations with one or more of its creditors, for the readjustment, rescheduling or deferment of all or any of its debts, or proposing or entering into any general assignment or composition with or for the benefit of its creditors; or

         (i) control of the Borrower passing or having passed, whether by virtue of any agreement, offer, scheme or otherwise, to any person or persons (including institutions or companies), either acting individually or in concert, without the prior written consent of the Bank, ("CONTROL" having the meaning ascribed to it in relation to a body corporate by Section 840 of the Income and Corporation Taxes Act 1988); or

         (j) the Borrower or any Subsidiary ceasing or threatening to cease to carry on its business or operations, or selling, transferring or otherwise disposing of the whole or a substantial part of its undertaking or assets, whether by a single transaction or a number of transactions, without the prior written consent of the Bank; or

         (k) any indebtedness for borrowed moneys of the Borrower or any Subsidiary becoming immediately due and payable, or capable of being declared so due and payable, prior to its stated maturity, by reason of default, or the Borrower or any Subsidiary failing to discharge any indebtedness on its due date or within any applicable grace period (other than a liability which the Borrower or the relevant Subsidiary shall then be contesting in good faith on the basis of favourable legal advice) in an aggregate amount greater than or equal to (pound)10,000,000; or

         (l) there being an adverse change in the financial or trading position or prospects of the Borrower which, in the Bank's opinion, is likely materially to affect its ability to perform or comply with its obligations under this Facility Letter; or

         (m) the cessation for any reason of any consent, authorisation, licence and/or exemption which is required to enable the Borrower to carry on all or part of its business, or the taking by any governmental, regulatory or other authority of any action in relation to the Borrower or any Subsidiary (whether or not having the force of law) which could, in the Bank's sole opinion, have a material adverse effect on all or part of such business; or

         (n) any representation or warranty made to the Bank in this Facility Letter or for the purpose of obtaining the Facility, being incorrect in any material respect as at the date on which it is made or deemed to be made, then the Bank's commitment to make available the Facility (or any undrawn balance) shall cease and the Loan and all accrued interest and other amounts owing under this Facility Letter shall become repayable forthwith on demand in writing made by the Bank at any time. The Bank reserves the right, at any time after it has made a demand under this clause 14, to convert any amounts due under the Facility Letter which are denominated in Dollars into Sterling. Interest will thereafter accrue on such amount in Sterling in accordance with clause 15, except that reference in clause 4.1 to Dollar deposits shall instead be reference to Sterling deposits and such interest shall be calculated on the basis of a 365 day year (or, if market practice differs, in accordance with the normal market practice) and the aggregate interest cost will also include the Mandatory Cost Rate.

15.      Interest on an Overdue Amount

15.1 Any money payable under this Facility Letter which is not paid when due by the Borrower shall bear interest on a daily basis from the due date to the date of actual payment. Such interest shall be calculated by reference to such successive default Interest Periods as the Bank may from time to time select.

15.2 Interest shall be charged at the rate per annum determined by the Bank to be equal to 1% above the rate applicable under clause 4.1 above. Interest so accrued shall be due on demand or (in the absence of demand) on the last day of the default Interest Period in which it accrued and, if unpaid, shall be compounded on the last day of that and each successive Interest Period. Interest shall be charged and compounded on this basis both before and after any judgement obtained under this Facility Letter.

16.      Assignment and Transfer

16.1 The Borrower may not assign or transfer any of its rights or obligations under or in respect of this Facility Letter.

16.2 The Bank may, at any time, assign and/or transfer all or any of its rights, benefits and/or obligations in respect of the Facility, in whole or in part, to (i) any bank(s) or financial institution(s) carrying on a bona fide banking business in the United Kingdom within the meaning of Section 349 of the Income and Corporation Taxes Act 1988 and acting through a lending office in the United Kingdom and/or (ii) any other person in connection with a securitisation of all or any part of the Bank's loan assets from time to time and may disclose to any actual or prospective assignee or transferee (or to any other person
         (i) in connection with an actual or proposed securitisation of all or any part of the Bank's loan assets from time to time or (ii) who may otherwise enter or propose to enter into contractual relations with the Bank in relation hereto) any information relevant to the Facility in the Bank's possession relating to the Borrower and its Subsidiaries.

17.      Miscellaneous

17.1 All notifications or determinations given or made by the Bank under this Facility Letter shall be conclusive and binding on the Borrower, except in any case of manifest error.

17.2 No delay or omission by the Bank in exercising any right or power under this Facility Letter shall impair such right or power, and any single or partial exercise of it shall not preclude any other or further exercise of it or the exercise of any other right or power. The rights and remedies of the Bank under this Facility Letter are cumulative and not exclusive of any right or remedy provided by law.

17.3 The Borrower shall indemnify the Bank on demand (without prejudice to Bank's other rights) for any expense, loss or liability incurred by the Bank in consequence of (i) any failure by the Borrower to borrow in accordance with a notice of drawing given by it to the Bank, or (ii) any default or delay by the Borrower in the payment of any amount when due under this Facility Letter, or (iii) the occurrence or continuance of any event referred to in clause 14 above, or (iv) the Bank converting sums from Dollars into Sterling in accordance with clause 14 above, or (v) all or part of an Advance being prepaid or repaid (whether pursuant to clause 5, 8 or 9 or for any other reason) otherwise than on the maturity of the then current Interest Period or the repayment date (as the case may be) for such Advance, including, without limitation, any loss (including loss of margin), expense or liability sustained or incurred by the Bank in any such event in liquidating or re-deploying funds acquired or committed to fund, make available or maintain that Advance (or any part of it).

17.4 Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time after the occurrence of any Event of Default (without notice to the Borrower), in or towards the payment or discharge of any indebtedness now or subsequently owing to the Bank by the Borrower and the Bank may use any such money to purchase any currency or currencies required to effect such application.

17.5 If, for any reason, any amount payable under this Facility Letter is paid or is recovered in a currency (the "OTHER CURRENCY") other than that in which it is required to be paid (the "CONTRACTUAL CURRENCY"), then, to the extent that the payment to the Bank (when converted into the contractual currency at the then applicable rate of exchange) falls short of the amount unpaid under this Facility Letter, the Borrower shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall.

18.      Interpretation

18.1     In this Facility Letter, unless the context otherwise requires:

         "ADVANCE" means the principal amount of each borrowing made or to be made under the Facility or (as the case may be) the principal amount for the time being outstanding in respect of such borrowing;

         "BUSINESS DAY" means a day on which the Bank is ordinarily open to effect transactions of the kind contemplated in this Facility Letter and, if a payment falls due under this Facility Letter, also a day on which banks in the principal financial centre for the relevant currency are open for dealings in such currency and if a payment is to be made in euros, on which such payment system as the Bank chooses is operating for the transfer of funds for the same day value;

         "DOLLARS", "DOLLAR" and "$" means the lawful currency of the United States of America;

         "ENCUMBRANCE" includes any mortgage, charge, pledge, lien (other than a lien arising solely by operation of law in the ordinary course of business and securing amounts not more than 90 days overdue for payment), assignment by way of security, hypothecation, security interest or other agreement or arrangement which results in (or has substantially the same commercial effect as) the creation of security (but excluding title retention agreements or arrangements entered into in the ordinary course of trading and not otherwise falling within this definition) and any right on the part of any person to call for the creation of any of the foregoing, in each case whether relating to existing or future assets;

         "EVENT OF DEFAULT" means any event or change referred to in clause 14 above;

         "FACILITY" means the loan facility made available under this Facility Letter (as reduced from time to time in accordance with its provisions);

         "GROUP" means the Borrower and its Subsidiaries (and "member of the Group" shall be construed accordingly);

         "INDEBTEDNESS" includes any obligation for the payment or repayment of money, whether actual or contingent, present or future, secured or unsecured, and whether incurred as principal or surety or otherwise;

         "INTEREST PERIOD" means, for an Advance or an overdue amount, each successive period selected under this Facility Letter for the purpose of calculating the interest rate from time to time applicable to that Advance;

         "LOAN" means the aggregate of all Advances for the time being outstanding;

         "MANDATORY COST RATE" means the rate calculated in accordance with the Schedule attached to this Facility Letter;

         "MONTH" means a period starting on one day in a calendar month and ending on the corresponding day in the next calendar month or, if that is not a Business Day, on the next Business Day unless that falls in another calendar month in which case it shall end on the preceding Business Day, save that where a period starts on the last Business Day in a month or there is no corresponding day in the month in which the period ends, that period shall end on the last Business Day in the later month;

         "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

         "POTENTIAL EVENT OF DEFAULT" means any event or circumstance which, with the giving of notice, lapse of time or fulfilment of any other requirement, would be an Event of Default;

         "QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by the Bank in the London Interbank Market for deposits in the relevant currency for delivery on the first day of that period provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the latest of such dates;

         "STERLING" and "(POUND)" means the lawful currency for the time being of the UK;

         "SUBSIDIARY" means a subsidiary undertaking of the Borrower within the meaning of Section 258 of the Companies Act 1985;

         "UK" means the United Kingdom of Great Britain and Northern Ireland;

         "VAT" means value added tax or any similar tax substituted for it from time to time.

18.2 References to any statutory provision include any amended or re-enacted version of such provision with effect from the date on which it comes into force.

18.3 Save where the context otherwise requires, any expression in this Facility Letter incorporating the singular shall include the plural and vice versa.

18.4     References to a time of the day are references to the time in London.

19.      Conditions Precedent

         The Facility will become available to the Borrower for drawing only upon receipt by the Bank of the following in form and substance satisfactory to the Bank:

         (a)      this Facility Letter as required under clause 22 below; and

         (b) a certified true copy of a resolution of the Borrower's Board of Directors:

                  (i) accepting the Facility and this offer on the terms and conditions stated within this Facility Letter;

                  (ii) authorising a specified person, or persons, to countersign and return to the Bank the enclosed duplicate of this Facility Letter;

                  (iii) specifying the names of those officers of the Borrower whose instructions (jointly or alone) the Bank is authorised to accept in all matters concerning the Facility and this offer once accepted; and

                  (iv) confirmed specimens of the signatures of those officers referred to in (ii) and (iii) above, if not already known to the Bank.

20.      Governing Law

         This Facility Letter shall be governed by and construed in accordance with English law.

21.      Notices

         Every notice, request or other communication shall:

         (a) be in writing delivered personally or by prepaid first class letter or facsimile transmission;

         (b) be deemed to have been received, in the case of a letter when delivered personally or 48 hours after it has been sent by first class post or, in the case of facsimile transmission, at the time of transmission with a facsimile transmission report or other appropriate evidence (provided that if the date of transmission is not a Business Day it shall be deemed to have been received at the opening of business on the next Business
                  Day); and

         (c) be sent (i) to the Borrower at the address stated at the beginning of this Facility Letter and (ii) to the Bank at the branch address stated at the beginning of this Facility Letter, or to such other address in England as may be notified in writing by the relevant party to the other party.

         All communications by the Borrower shall be effective only on actual receipt by the Bank.

22.      Acceptance

         If the Borrower wishes to accept this offer, this Facility Letter and the enclosed duplicate should be signed below by an authorised officer on its behalf and the signed duplicate returned to the Bank.

Yours faithfully
For and on behalf of
BARCLAYS BANK PLC

/s/ C. Hurstfield

ANDREW J. BUDENBERG
RELATIONSHIP DIRECTOR


Accepted on the terms and conditions stated herein.


For and on behalf of



BODYCOTE INTERNATIONAL PLC




by /s/ David Landless
  ...........................

Date December 13, 2000.
    ........................

                     SCHEDULE



CALCULATION OF THE MANDATORY COST RATE

The Mandatory Cost Rate is an addition to the interest rate on a sum to compensate the Bank for the cost resulting from the imposition from time to time under the Bank of England Act 1998 (the "ACT") and/or by the Bank of England and/or the Financial Services Authority (the "FSA") (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing cash ratio deposits or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the sum.

The Mandatory Cost Rate will be the rate determined by the Bank (and rounded upward, if necessary, to the next 1/16th%) as the rate resulting from the application (as appropriate) of the formula:

         for sterling sums:        XL + S(L - D) + F x 0.01
                                   -------------------------
                                        100 - (X +S)

         for other sums:           F x 0.01
                                   --------
                                     300

where on the day of application:

X is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which the Bank is required under the Act to maintain, cash ratio deposits with the Bank of England;

L is the percentage rate per annum at which sterling deposits for the relevant period are offered by the Bank to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on that day;

F is the rate of charge payable by the Bank to the FSA under the Fees Regulations expressed in pounds per(pound)1 million of the Bank's fee base;

S is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which the Bank is required to maintain by the Bank of' England (or other United Kingdom governmental authorities or agencies); and

D is the percentage rate per annum payable by the Bank of England to the Bank on Special Deposits.


(X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

The Mandatory Cost Rate attributable to a sum for any period shall be calculated at or about 11.00 a.m. (London time) on the first day of such period for the duration of such period.

The determination of the Mandatory Cost Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

If there is a change in circumstances (including the imposition of alternative or additional requirements) which in the reasonable opinion of the Bank renders or will render either formula (or any element thereof or any defined term used therein) inappropriate or inapplicable, the Bank may vary the same after notice to the Borrower. Any such variation shall, in the absence of manifest error, be conclusive and binding on the parties and shall apply from the date specified in such notice.

For the purposes of this Schedule:

The terms "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" shall bear the meanings given to them under or pursuant to the Act or by the Bank of England (as appropriate), on the day of the application of the formula;

"FEE BASE" has the meaning given to it in the Fees Regulations;

"FEES REGULATIONS" means, as appropriate, either:

(a)      the Financial Services Banking Supervision (Fees) Regulations 2000; or

(b) such regulations as from time to time may be in force, relating to the payment of fees for banking supervision after 31 March 2001.